  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 1999, REGISTRATION NO. 333-_____.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          DIGITAL MICROWAVE CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                                 77-0016028
(State or other jurisdiction of                    (I.R.S. Employer
 incorporation or organization)                   Identification No.)

                              170 ROSE ORCHARD WAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 943-0777

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               CHARLES D. KISSNER
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          DIGITAL MICROWAVE CORPORATION
                              170 ROSE ORCHARD WAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 943-0777

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH A COPY TO:
                              BRUCE ALAN MANN, ESQ.
                             Morrison & Foerster LLP
                                425 Market Street
                      San Francisco, California 94105-2482
                                 (415) 268-7000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box:
/ /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                 ------------------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                                    ------------------------------

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.   / /

                       CALCULATION OF REGISTRATION FEE (1)

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              TITLE OF EACH CLASS                  AMOUNT TO BE    PROPOSED OFFERING     MAXIMUM AGGREGATE         AMOUNT OF
       OF SECURITIES TO BE REGISTERED (2)         REGISTERED (3)  PRICE PER UNIT (4)      OFFERING PRICE        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Debt securities, Common Stock, par value $0.01
per share (5), Common Stock Warrants, Debt
Warrants                                           $65,000,000                           $65,000,000(6)(7)         $18,070.00
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

   (1) Estimated in accordance with Rule 457(o) solely for the purpose of calculating the registration fee.

   (2) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

   (3) Includes such indeterminate number of shares of Common Stock as may be issued at indeterminable prices, but with an aggregate initial offering price not to exceed $65,000,000, plus such indeterminate number of shares of Common Stock as may be issued upon exercise of Securities Warrants or in exchange for, or upon conversion of, debt securities registered hereunder. Also includes such additional principal amount as may be necessary such that, if debt securities are issued with an original issue discount, the aggregate initial offering price of all debt securities will equal $65,000,000 less the dollar amount of other securities previously issued.

   (4)  Omitted pursuant to General Instruction II.D of Form S-3.

   (5) Associated with the Common Stock are preferred share purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

   (6) No separate consideration will be received for shares of Common Stock that are issued upon conversion of debt securities.

   (7) In U.S. Dollars or the equivalent thereof in one or more foreign currencies or composite currencies.


          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       SUBJECT TO COMPLETION AND AMENDMENT
                 PRELIMINARY PROSPECTUS, DATED FEBRUARY 26, 1999


PROSPECTUS


[LOGO OF DIGITAL MICROWAVE CORPORATION APPEARS HERE]

                          DIGITAL MICROWAVE CORPORATION

                        BY THIS PROSPECTUS, WE MAY OFFER
                              UP TO $65,000,000 OF:

                         DEBT SECURITIES, COMMON STOCK,

                     DEBT WARRANTS AND COMMON STOCK WARRANTS

         We will provide the specific terms of these securities in supplements to this prospectus. For information on the general terms of these securities, see "Description of debt securities," "Description of Common Stock," or "Description of Securities Warrants." You should read this prospectus and the applicable supplements carefully before you invest.

         THIS INVESTMENT INVOLVES RISKS. SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 This prospectus is dated _______________, 1999.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

         THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. THE TERMS "DMC," "WE," "OUR" AND "US" AS USED IN THIS PROSPECTUS REFERS TO "DIGITAL MICROWAVE CORPORATION" AND ITS SUBSIDIARIES AS A COMBINED ENTITY, EXCEPT WHERE IT IS MADE CLEAR THAT THE TERM ONLY MEANS THE PARENT COMPANY.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE EXCHANGE ACT OF 1934, WHICH INVOLVE RISKS AND UNCERTAINTIES. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO DMC AS OF THE DATE OF THIS PROSPECTUS, AND DMC DOES NOT ASSUME ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS. DMC'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DETAILED IN "RISK FACTORS" BELOW.

                          DIGITAL MICROWAVE CORPORATION

         DMC designs, manufactures and markets advanced wireless solutions for worldwide telephone network interconnection and access. We provide our customers with a broad product line, which contains products that operate using a variety of transmission frequencies. Our broad product line allows us to market and sell our products to service providers in many locations worldwide with varying interconnection and access requirements. We design our products to meet the requirements of mobile communications networks and fixed access networks worldwide.

                                 HOW TO REACH US

         Our principal executive offices are located at 170 Rose Orchard Way, San Jose, California 95134. Our telephone number at that address is (408) 943-0777. DMC is incorporated in Delaware and DMC's common stock trades on the Nasdaq National Market under the symbol "DMIC."

                THE OFFERING OF SECURITIES UNDER THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration offering process. Under this shelf offering process, we may sell:

           -   debt securities,

           -   common stock,

           -   debt warrants and

           -   common stock warrants,

either separately or in units, in one or more offerings up to a total dollar amount of $65,000,000. This prospectus provides you with a general description of those securities. Each time we sell any securities described in this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About DMC" on page 19 of this prospectus.


--------------------------------------------------------------------------------

                                  RISK FACTORS

         AN INVESTMENT IN DMC INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DETERMINING WHETHER OR NOT TO PURCHASE THE SECURITIES OFFERED UNDER THIS PROSPECTUS. THESE MATTERS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

THERE ARE MANY RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS

         We are highly dependent on sales to customers outside the United States. In fiscal year 1997, fiscal year 1998 and the nine months ended December 31, 1998, sales to international customers accounted for 95%, 93% and 86% of our net sales. We expect that international sales will continue to account for the majority of our net product sales for the foreseeable future. As a result, we are subject to the risks of doing business internationally, which include:

           -   unexpected changes in regulatory requirements;

           -   fluctuations in foreign currency exchange rates;

           -   imposition of tariffs and other barriers and restrictions;

           - management and operation of an enterprise spread over various countries;

           -   burden of complying with a variety of foreign laws; and

           - general economic and geopolitical conditions, including inflation and trade relationships.

         If any of the above risks actually occurs, there may be a material adverse effect on our business, financial condition and results of operations.

         In addition, recent worldwide economic events, particularly in Asia and Latin America, including depreciation of currencies, failures of financial institutions, stock market declines, and reduction in planned capital investment at key enterprises, may continue to adversely impact our international revenues.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY

         Our quarterly operating results may vary significantly in the future for a variety of reasons, including the following:

           - volume and timing of product orders received and delivered during the quarter;

           - our ability and the ability of our key suppliers to respond to changes made by customers in their orders;

           -   timing of new product introductions by us or our competitors;

           -   changes in the mix of products sold by us;

           -   cost and availability of components and subsystems;

           -   price erosion;

           -   adoption of new technologies and industry standards;

           - competitive factors, including pricing, availability and demand for competing products;

           -   fluctuations in foreign currency exchange rates;

           -   regulatory developments; and

           -   general economic conditions.

         Each of the above factors is difficult to forecast and thus could have a material adverse effect on our business, financial condition and results of operations. In addition, we also may increase spending in response to competition or to pursue new market opportunities. Accordingly, there can be no assurance that we will be able to sustain profitability in the future, particularly on a quarter-to-quarter basis.

THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE

         The microwave interconnection and access business is a specialized segment of the wireless telecommunications industry and is extremely competitive. We expect this competition to increase in the future. Our products compete on the basis of the following key characteristics:

           -   breadth of product line;

           -   customer service and support;

           -   price and financing terms;

           -   performance;

           -   rapid time-to-market delivery capabilities; and

           -   reliability.

         Failure to keep pace with technological advances would adversely affect DMC's competitive position and could have a material adverse effect on our business, results of operations and financial conditions. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by enhancing current products, by developing and introducing new products in a timely manner that keep pace with technological developments and emerging wireless telecommunications services, and by providing our products at competitive prices.

         Several established and emerging companies offer a variety of microwave, fiber optic and other connectivity products for applications similar to those of our products. Our competitors may have more extensive engineering, manufacturing and marketing capabilities and substantially greater financial, technical and personnel resources than us. In addition, our competitors may have greater name recognition, broader product lines, a larger installed base of products and longer-standing customer relationships. We consider our primary competitors to be Alcatel, L.M. Ericsson, NERA, Siemens AG, P-COM, Inc. and the Microwave Communications Division of Harris Corporation. In addition, other existing competitors presently include SIAE, NEC, Nokia, ATI, a subsidiary of World Access, and Northern Telecom. In addition, some of our competitors have product lines that compete with ours, and are also original equipment manufacturers (OEMs) through which we market and sell our products. Some of our largest customers could develop the capability to manufacture products similar to those manufactured by us.

OUR AVERAGE SALES PRICES ARE DECLINING

         Wireless infrastructure suppliers are experiencing, and are likely to continue to experience, intense price pressure, which has resulted, and is expected to continue to result, in downward pricing pressure on our products. As a result, we have experienced, and expect to continue to experience, declining average sales prices for our products. Our ability to attain improved gross profit margins depends upon our ability to continue to improve manufacturing efficiencies, reduce material costs of products and to continue to introduce new products and product enhancements. There can be no assurance that we will be able to offset this downward price pressure through corresponding cost reductions. Any inability by us to respond to increased price competition would have a material adverse effect on our business, financial condition and results of operations. Since our customers frequently negotiate supply arrangements far in advance of delivery dates, we must often commit to price reductions for our products before we are aware of how, or if, cost reductions can be obtained. As a result, current or future price reduction commitments could have, and any inability by us to respond to increased price competition would have, a material adverse effect on our business, financial condition and results of operations.

WE MUST DEVELOP NEW PRODUCTS IN ORDER TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE

         The wireless communications market is characterized by rapidly changing technologies and evolving industry standards. Accordingly, our future performance, depends on a number of factors, including our ability to:

           -   identify emerging technological trends in our target markets;

           -   develop and maintain competitive products;

           - enhance our products by adding innovative features that differentiate our products from those of our competitors; and

           - manufacture and bring products to market quickly at cost-effective prices.

         We believe that to remain competitive in the future we will need to continue to develop new products, which will require the investment of significant financial resources in new product development. In the event that our new products are not timely developed, do not gain market acceptance or are not manufacturable at competitive prices, our business, financial condition or results of operations could be materially adversely affected.

         In some instances, we enter into agreements to supply products to customers where the products are not fully developed at the time of entering into the agreement. Our failure to develop products required for timely performance under these agreements can have a material impact on our business, financial condition and results of operations.

         Although we extensively test products prior to introduction, design errors may be discovered after initial product sampling, resulting in delays in volume production or recalls of products sold. The occurrence of these errors could have a material adverse effect on our business, financial condition and results of operations. Any significant delay or failure to develop, manufacture or ship new or enhanced products by us could also have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON COMPONENT AVAILABILITY, SUBCONTRACTOR PERFORMANCE AND OUR KEY SUPPLIERS

         Our manufacturing operations are highly dependent upon the delivery of materials by outside suppliers in a timely manner. In addition, we depend in part upon subcontractors to assemble major components and subsystems used in our products in a timely and satisfactory manner. While we enter into long-term or volume purchase agreements with a few of our suppliers, no assurance can be given that materials, components, and subsystems will be available in the quantities we require, if at all. Our inability to develop alternative sources of supply quickly on a cost-effective basis could materially impair our ability to manufacture and deliver products in a timely manner. There can be no assurance that we will not experience material supply problems or component or subsystem delays in the future.

OUR FAILURE TO MANAGE FUTURE GROWTH COULD HAVE ADVERSE EFFECTS

         Future growth of our operations depends, in part, on our ability to introduce new products and product enhancements to meet the emerging trends in the wireless telecommunications industry. We have pursued, and will continue to pursue, growth opportunities through internal development and acquisitions of complementary businesses and technologies. We are unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. We compete for acquisition and expansion opportunities with many entities that have substantially greater resources than us. In addition, acquisitions may involve difficulties in the retention of personnel, diversion of management's attention, unexpected legal liabilities, and tax and accounting issues. There can be no assurance that we will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into our operations, or expand into new markets. Once integrated, acquired businesses may not achieve comparable levels of revenues, profitability, or productivity as our existing business or otherwise perform as expected. Our failure to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

WE MAY FAIL TO DEVELOP PRODUCTS THAT MEET THE TECHNICAL SPECIFICATIONS OF OUR CUSTOMERS

         Our customers typically require demanding specifications for quality, performance and reliability. There can be no assurance that problems will not occur with respect to the quality, performance and reliability of our systems or related software tools. If these problems occur, we could experience increased costs, delays in or cancellations or reschedulings of orders or shipments, delays in collecting accounts receivable and product returns and discounts, any of which would have a material adverse effect on our business, financial condition and results of operations.

A SIGNIFICANT AMOUNT OF OUR REVENUES COMES FROM A FEW CUSTOMERS

         During any given quarter, a small number of customers may account for a significant portion of our net sales. For the nine months ended December 31, 1998, the top three customers accounted for 25% of our net sales. At December 31, 1998, three customers accounted for approximately 20% of our $61.3 million backlog. There can be no assurance that our current customers will continue to place orders with us, that orders by existing customers will continue to be at levels of previous periods, or that we will be able to obtain orders from new customers. Our customers typically are not contractually obligated to purchase any quantity of products in any particular period and product sales to major customers have varied widely from period to period. The loss of any existing customer, a significant reduction in the level of sales to any existing customer, or our failure to gain additional customers could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON OUR DISTRIBUTION CHANNELS

         We have relationships with OEM base station suppliers and in selected countries we also market our products through independent agents and distributors. These relationships increase our ability to pursue the limited number of major contract awards each year. In addition, these relationships are intended to provide our customers with easier access to financing and to integrated systems providers with a variety of equipment and service capabilities. There can be no assurance that we will be able to continue to maintain and develop these relationships or that, if these relationships are developed, they will be successful. The inability to establish or maintain these distribution relationships could materially adversely affect our business, financial condition or results of operations.

YEAR 2000 COMPLIANCE

         We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "Year 2000" problem is concerned with whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize this information could generate erroneous data or cause a system to fail. The Year 2000 problem is pervasive and complex as virtually every company's computer operation will be affected in some way. Our computer programs, which process our operational and financial transactions, were designed and developed without considering the impact of the upcoming change in century. In addition, some of DMC's products being shipped today are not Year 2000 ready. If not corrected, DMC's computer programs and products could fail or create erroneous results by or at the Year 2000.

         We are taking steps to ensure that our products and computer programs will continue to operate on and after January 1, 2000. We have formed a Year 2000 project team consisting of staff from manufacturing, customer service, finance, human resources, sales, marketing, legal, engineering and information technology departments. A five phase solution process has been established consisting of (1) awareness,
(2) assessment, (3) renovation, (4) validation, and (5) implementation. We are currently in the renovation stage with respect to most of our Year 2000 issues. We estimate that we will complete this five phase process for all of our significant systems by June 1999. We have identified our manufacturing IT system as our highest priority and have implemented Year 2000 upgrades to our manufacturing systems. DMC's network operating systems also are Year 2000 ready. Most of our personal computers have been evaluated and have been found to be non-compliant and software upgrades have been purchased. We are currently installing these upgrades to correct the non-compliance. Some older personal computers will be replaced or taken out of service.

         We have completed an assessment of most of our DMC's products. Most of DMC's hardware products are not affected by the Year 2000 issue because no internal clock exists in these products. Year 2000 readiness testing is in process for our newer products, including Altium and network software products. Some older network software products are not Year 2000 ready and we have developed an upgrade plan for customers who are using this software.

         We have mailed letters to our primary suppliers and subcontractors to determine whether they are developing plans to address processing transactions in the Year 2000 and to monitor their progress toward Year 2000 capability. Less than a third of the vendors contacted have responded and the Year 2000 team is currently following up with vendors who have not responded. In addition, responses from vendors who have responded are being evaluated to ensure the readiness plans of the vendors adequately address the Year 2000 issue.

         We believe that we will expend approximately $500,000 investigating and remedying issues related to Year 2000 readiness involving internal operations. Approximately $70,000 has been expensed to date for purchases of software test tools, software upgrades and upgrading a security system related to Year 2000 readiness. In addition, we estimate that $100,000 of internal personnel costs have been incurred to date supporting DMC's Year 2000 readiness plan.

         If systems material to DMC's operations have not been made Year 2000 ready by the completion of the project, the Year 2000 issue could have a material adverse effect on our financial statements. We are currently developing a contingency plan to operate in the event that any non-compliant critical systems are not remedied by January 1, 2000. We expect to finalize our contingency plan by August 31, 1999.

         Based on the steps being taken to address this issue and the progress to date, we believe that the Year 2000 readiness expenses will not have a material adverse effect on DMC's earnings. However, there can be no assurance that Year 2000 problems will not occur with respect to DMC's computer systems. Furthermore, the Year 2000 problem may impact other entities with which we transact business, and we cannot predict the effect of the Year 2000 problem on these entities or the resulting effect on us. As a result, if our preventative and/or corrective actions or by those we do business with are not made in a timely manner, the Year 2000 issue could have a material adverse effect on our business, financial condition and results of operations.

WE COULD BE ADVERSELY AFFECTED BY MULTIPLE REGULATORY ENVIRONMENTS

         Radio communications are subject to regulation by United States and foreign laws and international treaties. Generally, our products must conform to a variety of United States and international requirements established to avoid interference among users of transmission frequencies and to permit interconnection of telecommunications equipment. In addition, both in the United States and internationally, we are affected by the allocation and auction of the radio frequency spectrum by governmental authorities. Historically, in many developed countries, the unavailability of frequency spectrum has inhibited the growth of wireless telecommunications networks. In addition, to operate in a jurisdiction, we must obtain regulatory approval for our products. Each jurisdiction in which we market our products has its own regulations governing radio communications. Products that support emerging wireless telecommunications services can be marketed in a jurisdiction only if permitted by suitable frequency allocations, auctions and regulations, and the process of establishing new regulations is complex and lengthy. Failure by the governmental regulatory authorities to allocate suitable frequency spectrum or to establish suitable regulations for emerging wireless telecommunications services could have a material adverse effect on our business, financial condition or results of operations. There can be no assurance that governmental authorities, both in the United States and internationally, will allocate sufficient radio frequency spectrum for use by our products or that we will be successful in obtaining approval for our products from these authorities.

WE DEPEND ON OUR KEY PERSONNEL

         Due to the specialized nature of DMC's business, our future performance is highly dependent upon the continued services of our key engineering personnel and executive officers, including Charles D. Kissner, who currently serves as DMC's Chairman of the Board and Chief Executive Officer. The loss of any key personnel could have a material adverse effect on our business, financial condition and results of operations. Our prospects depend upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense and there can be no assurance that we will be successful in attracting or retaining qualified personnel. The failure of any key employee to perform in his or her current position or our inability to attract and retain qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED; RISK OF INFRINGEMENT OF RIGHTS OF OTHERS

         We rely upon a combination of trade secrets, trademarks, copyrights, patents and contractual rights to protect our intellectual property in the United States and internationally. We enter into confidentiality and invention assignment agreements with our employees, and enter into non-disclosure agreements with our suppliers and appropriate customers so as to limit access to and disclosure of our proprietary information. There can be no assurance that any steps taken by us will be adequate to deter misappropriation or impede independent third party development of similar technologies. In the event that these intellectual property arrangements are insufficient, our business, financial condition and results of operations could be materially adversely affected. Moreover, there can be no assurance that the protection provided to our intellectual property by the laws and courts of foreign nations will be substantially similar to the remedies available under United States law or that third parties will not assert infringement claims against us.

         The wireless telecommunications industry is characterized by numerous allegations of patent infringement among competitors and considerable related litigation. Accordingly, we may in the future be notified that we are infringing patent or other intellectual property rights of others. Although there are currently no pending lawsuits regarding intellectual property rights matters against us or unresolved notices that we are infringing upon intellectual property rights of others, there can be no assurance that litigation or infringement claims will not occur in the future. Litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations. In the event of an adverse result of any intellectual property litigation, we could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology which is the subject of the litigation. There can be no assurance that we would be successful in this development or that any license would be available on commercially reasonable terms.

OUR STOCK PRICE MAY BE VOLATILE

         Announcements of developments related to our business, announcements by competitors, quarterly fluctuations in our financial results and general conditions in the telecommunications industry in which we compete or the national economies in which we do business, and other factors could cause the price of our common stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. These factors and fluctuations could have a material adverse effect on the market price of our common stock.

WE HAVE MADE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS

         The statements contained in this prospectus that are not historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The safe harbor provisions provided in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934 apply to forward-looking statements we make. These statements can be identified by the use of forward-looking terminology, including "believes," "expects," "may," "will," "should," or "anticipates" or the negative of these terms or other variations or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Numerous factors, including economic and competitive conditions, timing and volume of incoming orders, shipment volumes, product margins, and foreign exchange rates, could cause actual results to differ materially from those described in these statements, and prospective investors should carefully consider these factors in evaluating these forward-looking statements. These forward-looking statements are based on current expectations, and we assume no obligation to update this information unless in the course of offering the securities under this prospectus we provide you with a prospectus supplement.

                                 USE OF PROCEEDS

         Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the Offered Securities will be added to our general corporate funds and may be used to repay long-term or short-term borrowings and for other general corporate purposes. Until the net proceeds have been used, they will be invested in short-term marketable securities. If we elect at the time of the issuance of the securities to make different or more specific use of proceeds other than as described in this prospectus, the change in use of proceeds will be described in the applicable prospectus supplement.

                       RATIOS OF EARNINGS TO FIXED CHARGES


         The following table shows the ratio of earnings to fixed charges of DMC for the last five fiscal years and the nine month periods ended December 31, 1997 and 1998.

                                                                                                 NINE MONTHS ENDED
                                                    YEAR ENDED MARCH 31,                           DECEMBER 31,
                               ------------------------------------------------------------------------------------
                                1994         1995        1996        1997        1998         1997        1998
                               ------------ ----------- ----------- ----------- ------------ ----------- ----------
Ratio of earnings to fixed
  charges....................   (32.1)      (4.1)       (5.5)       6.7          27.5         48.6        (469.1)

    For purposes of calculating the ratios, fixed charges consist of:

            -    interest on debt; and
            -    the interest portion of rental expense on operating leases.

    The ratio of earnings to fixed charges is calculated as follows:

       (income before extraordinary charges and income taxes) + (fixed charges)
       -------------------------------------------------------------------------
                               (fixed charges)

                         DESCRIPTION OF DEBT SECURITIES

         This section describes the general terms and provisions of the debentures, notes, bonds and other evidences of indebtedness that we may issue and which the trustee named in the applicable prospectus supplement will authenticate and deliver under an indenture (the "Indenture"). The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered will be described in the applicable prospectus supplement relating to the debt securities.

         We have summarized various terms and provisions of the form of Indenture in this section. This summary is not complete. We also have filed the form of the Indenture as an exhibit to the registration statement. You should read the form of Indenture for additional information before you buy any debt securities. The summary that follows includes numerical references in parentheses to section numbers of the form of Indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

GENERAL DESCRIPTION OF THE DEBT SECURITIES

         Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent our direct, senior, unsecured obligations. The Indenture does not limit the amount of debt securities that we may issue and permits us to issue debt securities from time to time. Debt securities issued under the Indenture will be issued as part of a series of securities that has been established by us pursuant to the Indenture. (Section 301) Unless a prospectus supplement relating to debt securities states otherwise, the Indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities. If we ever issue Bearer Securities, we will summarize provisions of the Indenture that relate to Bearer Securities in the applicable prospectus supplement.

         A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

         -    the title and type of the debt securities;

         -    any limit on the total principal amount of the debt securities;

         -    the price at which the debt securities will be issued;

         - the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

         -    the maturity date of the debt securities;

         -    any amortization with respect to the debt securities;

         - any conversion mechanism whereby the debt securities would convert into shares of Common Stock;

         -    if the debt securities will bear interest:

              -    the interest rate on the debt securities;

              -    the date from which interest will accrue;

              - the record and interest payment dates for the debt securities;

              -    the first interest payment date; and

              - any circumstances under which we may defer interest payments;

         - any optional redemption provisions that would permit us or the Holders as defined below, of debt securities to elect redemption of the debt securities prior to their final maturity;

         - any sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

         - the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

         - any provisions that would permit us or the Holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

         - whether the provisions described under the heading "Defeasance" below apply to the debt securities;

         -    any changes to or additional Events of Default or covenants;

         - whether the debt securities will be issued in whole or in part in the form of Global Securities and, if so, the name of the depositary for those Global Securities (a "Global Security" means a debt security that we issue in accordance with the Indenture to represent all or part of a series of debt securities);

         -    any special tax implications of the debt securities; and

         -    any other terms of the debt securities.

A "Holder," with respect to a Registered Security, means the person in whose name the Registered Security is registered in the Security Register. (Section
101)

PAYMENT; TRANSFER

         In the applicable prospectus supplement, we will designate a place of payment where you can receive payment of the principal of, and any premium and interest on, the debt securities or where you can transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the Security Register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. (Sections 305, 307, 1002) There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Section 305)

DENOMINATIONS

         Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

ORIGINAL ISSUE DISCOUNT

         Debt securities may be issued under the Indenture as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a debt security is an "Original Issue Discount Security," that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the Indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any Original Issue Discount Securities.

CLASSIFICATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

         The Indenture contains restrictive covenants that apply to us and all of our Restricted Subsidiaries. Those covenants do not apply to our Unrestricted Subsidiaries. For example, (1) the assets and indebtedness of Unrestricted Subsidiaries and (2) investments by us or our Restricted Subsidiaries in Unrestricted Subsidiaries are not included in the calculations described under the heading "Restrictions on Secured Funded Debt" below. The Indenture does not require us to maintain any Restricted Subsidiaries and, if we do not, the Indenture will not provide any limitations on the amount of secured debt created or incurred by our Subsidiaries.

         A "Subsidiary" is any corporation of which we own more than 50% of the outstanding shares of Voting Stock directly or through one or more of our other Subsidiaries. "Voting Stock" means stock that is entitled to vote in an election for directors.

         "Restricted Subsidiaries" are all of our Subsidiaries other than Unrestricted Subsidiaries. A "Wholly Owned Restricted Subsidiary" is a Restricted Subsidiary of which we own all of the outstanding capital stock directly or through our other Wholly Owned Restricted Subsidiaries.

         Our "Unrestricted Subsidiaries" are:

         -    any Subsidiaries listed in a schedule to the Indenture;

         - any Subsidiary that our Board of Directors in the future designates as an Unrestricted Subsidiary pursuant to the Indenture; and

         - any other Subsidiary if a majority of its Voting Stock is owned by an Unrestricted Subsidiary.

         Our Board of Directors can at any time change a Subsidiary's designation from an Unrestricted Subsidiary to a Restricted Subsidiary if (1) the majority of that Subsidiary's Voting Stock is not owned by an Unrestricted Subsidiary and (2) after the change of designation, we would be in compliance with the restrictions contained in the Secured Funded Debt covenant described under the heading "Restrictions on Secured Funded Debt" below. (Sections 101, 1010(a))

RESTRICTIONS ON SECURED FUNDED DEBT

         The Indenture limits the amount of Secured Funded Debt that we and our Restricted Subsidiaries may incur or otherwise create, including by guarantee. Neither we nor our Restricted Subsidiaries may incur or otherwise create any new Secured Funded Debt unless immediately after the incurrence or creation of the new Secured Funded Debt:

         -     the sum of:

               - the aggregate principal amount of all of our outstanding Secured Funded Debt and that of our Restricted Subsidiaries (other than categories of Secured Funded Debt discussed below), plus

               - the aggregate amount of our Attributable Debt and that of our Restricted Subsidiaries relating to sale and lease-back transactions,

         - does not exceed a percentage of our Consolidated Net Tangible Assets to be determined prior to execution of the Indenture.

This limitation does not apply if the outstanding debt securities are secured equally and ratably with or prior to the new Secured Funded Debt. (Sections 1008(a), 1008(c))

         "Secured Funded Debt" means Funded Debt which is secured by a mortgage, lien or other similar encumbrance upon any of our assets or those of our Restricted Subsidiaries. (Section 101)

         "Funded Debt" means:

         - Indebtedness maturing or which we may extend or renew to mature, more than 12 months after the time the amount of Secured Funded Debt is computed, plus

         - guarantees of Indebtedness or of dividends, except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business, plus

         - in the case of a Subsidiary, all preferred stock of that Subsidiary.

         Funded Debt does not include any amount relating to obligations under leases or guarantees of leases whether or not those obligations would be included as liabilities on our consolidated balance sheet. (Section 101)

         "Indebtedness" means, except as set forth in the next sentence:

         - all items of indebtedness or liability, except capital and surplus, which under GAAP would be included in total liabilities on the liability side of a balance sheet as of the date that indebtedness is being determined;

         - indebtedness secured by a mortgage, lien or other similar encumbrance on property owned subject to that mortgage, lien or other similar encumbrance, regardless of whether the indebtedness secured by that mortgage, lien or other similar encumbrance was assumed; and

         - guarantees, endorsements, other than for purposes of collection, and other contingent obligations relating to, or to purchase or otherwise acquire, indebtedness of others, unless the amount is included in the preceding two bullet points.

         Indebtedness does not include any obligations or guarantees of obligations relating to lease rentals, even if these kinds of obligations or guarantees of obligations would be included as liabilities on the consolidated balance sheet of our Company and our Restricted Subsidiaries. (Section 101)

         "Attributable Debt" means:

         - the balance sheet liability amount of capital leases as determined by GAAP, plus

         - the amount of future minimum operating lease payments required to be disclosed by GAAP, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payments in our most recent Annual Report to Shareholders reflecting that calculation.

         The amount of Attributable Debt relating to an operating lease that can be terminated by the lessee with the payment of a penalty will be calculated based on the lesser of (1) the aggregate amount of lease payments required to be made until the first date the lease can be terminated by the lessee plus the amount of the penalty or (2) the aggregate amount of lease payments required to be made during the remaining term of the lease. (Section 101)

         "Consolidated Net Tangible Assets" means the total consolidated amount of our assets and those of our Restricted Subsidiaries, minus applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of the calculation, minus

         - all liabilities and liability items, including capital leases, or guarantees of capital leases, which under GAAP would be included in the balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes, and

         - goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles.
               (Section 101)

         The following categories of Secured Funded Debt will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading "Restrictions on Secured Funded Debt":

         - Secured Funded Debt of a Restricted Subsidiary owing to us or to one of our Wholly Owned Restricted Subsidiaries;

         - Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in favor of the U.S. Government or any State or any instrumentality thereof to secure various payments;

         - Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness of any company existing at the time that the respective company becomes one of our Subsidiaries;

         - Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness which (1) exists at the time that the property, shares of stock or Indebtedness is acquired by us or one of our Restricted Subsidiaries, including acquisitions by merger or consolidation,
               (2) secures the payment of any part of the purchase price of or construction cost for the respective property, shares of stock or Indebtedness or (3) secures any indebtedness incurred prior to, at the time of, or within 120 days after, the acquisition of the respective property, shares of stock or Indebtedness or the completion of any construction of the respective property for the purpose of financing all or a part of the purchase price or construction cost of the respective property, shares of stock or Indebtedness, provided that, in all cases, we continue to comply with the covenant relating to mergers and consolidations discussed under the heading "Consolidation, Merger or Sale" below; Secured Funded Debt secured by a mortgage, lien or other similar encumbrance in connection with the issuance of revenue bonds on which the interest is exempt from federal income tax pursuant to the Internal Revenue Code of 1986; and

         - any extension, renewal or refunding of (1) any Secured Funded Debt permitted under the first paragraph under the heading "Restrictions on Secured Funded Debt," (2) any Secured Funded Debt outstanding at a date to be determined, of any then Restricted Subsidiary or (3) any Secured Funded Debt of any company outstanding at the time the respective company became a Restricted Subsidiary. (Section 1008(b))

RESTRICTIONS ON SALE AND LEASE-BACK TRANSACTIONS

         The Indenture provides that neither we nor any of our Restricted Subsidiaries may enter into any sale and lease-back transaction involving any Operating Property as defined below, more than 120 days after its acquisition or the completion of its construction and commencement of its full operation, unless either:

         -     we or the relevant Restricted Subsidiary could (1) create
               Secured Funded Debt on the respective property equal to the Attributable Debt with respect to the sale and lease-back transaction and (2) still be in compliance with the restrictions on Secured Funded Debt discussed in the "Restrictions on Secured Funded Debt" section above; or we apply an amount, subject to credits for various voluntary retirements of debt securities and/or Funded Debt, equal to the greater of (a) the fair value of the respective property or (b) the net proceeds of the respective sale, within 120 days, to the retirement of Secured Funded Debt.

         This restriction will not apply to any sale and lease-back transaction
(1) between us and one of our Restricted Subsidiaries, (2) between any of our Restricted Subsidiaries or (3) involving a lease for a period, including renewals, of three years or less. (Section 1009)

         "Operating Property" means a parcel of real property owned by DMC or any Subsidiary and primarily used in the operation of its business. If we acquire a new Subsidiary that already owns and operates the respective property, then the respective property will not be considered Operating Property until 90 days after the relevant acquisition. (Section 101)

CONSOLIDATION, MERGER OR SALE

         The Indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

         - the resulting or acquiring corporation, if other than us, assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the Indenture;

         -     immediately after the transaction, no Event of Default exists;
               and

         - except in the case of a consolidation or merger of a Restricted Subsidiary with or into us, either (1) we have obtained the consent of the Holders of a majority in aggregate principal amount of the outstanding debt securities of each series or (2) immediately after the transaction, the resulting or acquiring corporation could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt as described in the "Restrictions on Secured Funded Debt" section above. (Section 801) Even though the Indenture contains the provisions described above, we are not required by the Indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale:

         - that corporation is one of our Wholly Owned Restricted Subsidiaries; and

         - we could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt, as described in the "Restrictions on Secured Funded Debt" section above. (Section 803)

         If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the relevant successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the Indenture and under the debt securities. (Section 802)

MODIFICATION AND WAIVER

         Under the Indenture, specified rights and obligations of DMC and specified rights of Holders of the debt securities may be modified or amended with the consent of the Holders of a majority of the aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder without its consent:

         -     a change in various payments due on the debt securities;

         - a change in the Place of Payment or currency in which any payment on the debt securities is payable;

         - a limitation of a Holder's right to sue us for the enforcement of various payments due on the debt securities;

         - a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the Indenture;

         - a limitation of a Holder's right, if any, to repayment of debt securities at the respective Holder's option; and

         - a modification of any of the foregoing requirements or a reduction in the percentage of outstanding debt securities required to waive compliance with specified provisions of the Indenture or to waive various defaults under the Indenture. (Section 902) Under the Indenture, the Holders of a majority of the aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all Holders of that series:

               - waive compliance by us with specified restrictive covenants of the Indenture; and

               -     waive any past default under the Indenture, except:

         - a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

         - a default under any provision of the Indenture which itself cannot be modified or amended without the consent of the Holders of each outstanding debt security of that series. (Sections 1012,
               513)

EVENTS OF DEFAULT

         "Event of Default," when used in the Indenture with respect to any series of debt securities, means any of the following:

         - failure to pay interest on any debt security of that series for 30 days after the payment is due;

         - failure to pay the principal of or any premium on any debt security of that series when due;

         - failure to deposit any sinking fund payment when due on debt securities of that series;

         - failure to perform any other covenant in the Indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the Indenture;

         - default under any Indebtedness for borrowed money, including other series of debt securities, or under any mortgage, lien or other similar encumbrance, indenture or instrument, including the Indenture, which secures any Indebtedness for borrowed money, and which results in acceleration of the maturity of an outstanding principal amount of Indebtedness greater than an aggregate dollar amount to be determined prior to the execution of the Indenture, unless the acceleration is rescinded or the Indebtedness is discharged within 10 days after we have received written notice of the default in the manner specified in the Indenture;

         -     specified events in bankruptcy, insolvency or reorganization; or

         - any other Event of Default that may be specified for the debt securities of that series when that series is created. (Section 501)

         If an Event of Default for any series of debt securities occurs and continues, the Trustee or the Holders of a percentage to be determined prior to the execution of the Indenture, or higher, of the aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If a declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to various conditions, rescind the declaration. (Sections 502, 513)

         The prospectus supplement relating to each series of debt securities which are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the respective series when an Event of Default occurs and continues.

         An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The Indenture requires us to file an officers' certificate with the Trustee each year that states that certain defaults do not exist under the terms of the Indenture. (Section 1011) The Trustee may withhold notice to the Holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the Holders. (Section 602)

         Other than its duties in the case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holders, unless the Holders offer the Trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the Trustee, the Holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

         - conducting any proceeding for any remedy available to the Trustee; or

         - exercising any trust or power conferred upon the Trustee. (Sections 512, 603)

         The Holder of a debt security of any series will have the right to begin any proceeding with respect to the Indenture or for any remedy only if:

         - the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to that series;

         - the Holders of at least a percentage to be determined prior to the execution of the Indenture, or higher, in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the Trustee to begin a proceeding;

         - the Trustee has not started a proceeding within 60 days after receiving the request; and

         - the Trustee has not received directions inconsistent with the relevant request from the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

         However, the Holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce payment. (Section 508)

DEFEASANCE

         DEFEASANCE AND DISCHARGE. At the time that we establish a series of debt securities under the Indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the Indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the Trustee, in trust, sufficient money or Government Obligations, as defined below, to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the relevant payments are due under the Indenture and the terms of the debt securities. (Section 403) As used above, "Government Obligations" mean:

         - securities of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or

         - securities of government agencies backed by the full faith and credit of the respective government. (Section 101)

         In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

         - the Indenture will no longer apply to the debt securities of that series, except for obligations to compensate, reimburse and indemnify the Trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds; and

         - Holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series. (Section 403)

         Under federal income tax law, a deposit and discharge may be treated as an exchange of the related debt securities for an interest in the trust mentioned above. Each holder might be required to recognize gain or loss equal to the difference between (1) the holder's cost or other tax basis for the debt securities and (2) the value of the holder's interest in the trust. Holders might be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described in this section under the heading "Substitution of Collateral" below. You are urged to consult your own tax advisers as to the specific consequences of a deposit and discharge, including the applicability and effect of tax laws other than federal income tax law.

         DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. At the time that we establish a series of debt securities under the Indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the Indenture. If we so provide and we make the deposit described in this section under the heading "Defeasance and Discharge" above:

         - we will not have to comply with the following restrictive covenants:

               -     consolidation, merger or sale (Sections 801, 803);

               -     restrictions on Secured Funded Debt (Section 1008);

               -     restrictions on sale and lease-back transactions
                     (Section 1009);

               - classification of Restricted and Unrestricted Subsidiaries (Section 1010); and

         - any other covenant we designate when we establish the series of debt securities; and

         - we will not have to treat the events described in the fourth bullet point under the heading "Events of Default" above as they relate to the covenants listed above that have been defeased and no longer are in effect and the events described in the fifth, sixth and seventh bullet points under the heading "Events of Default" as Events of Default under the Indenture in connection with that series.

         In the event of a defeasance, our obligations under the Indenture and the debt securities, other than with respect to the covenants and the Events of Default specifically referred to above, will remain in effect. (Section 1501)

         If we exercise our option not to comply with the covenants listed above and the debt securities of the relevant series become immediately due and payable because an Event of Default has occurred, other than as a result of an Event of Default specifically referred to above, the amount of money and/or Government Obligations on deposit with the Trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of the relevant series, such as sinking fund payments, on the date payments are due under the Indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501)

         SUBSTITUTION OF COLLATERAL. At the time that we establish a series of debt securities under the Indenture, we can provide for our ability to, at any time, withdraw any money or Government Obligations deposited pursuant to the defeasance provisions described above if we simultaneously substitute other money and/or Government Obligations which would satisfy our payment obligations on the debt securities of that series pursuant to the defeasance provisions applicable to those debt securities. (Section 402)

                        DESCRIPTION OF DMC'S COMMON STOCK

         This section describes the general terms and provisions of the shares of our common stock. Any prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that common stock.

         We have summarized terms and provisions of our common stock in this section. This summary is not complete. You should read our Restated Certificate of Incorporation and our Bylaws and the Certificate of Designation relating to the Series A Preferred Stock for additional information before you buy any of our common stock.

GENERAL DESCRIPTION OF OUR COMMON STOCK

         SHARES OUTSTANDING. We are authorized to issue up to 95,000,000 shares of common stock. As of February 22, 1999, 61,868,295 shares were issued and outstanding.

         VOTING. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders.

         DIVIDENDS. Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

         LIQUIDATION. Upon liquidation or dissolution of DMC, holders of our common stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of our preferred stock.

         PREEMPTIVE RIGHTS; SINKING FUND. Holders of our common stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to our common stock.

         LISTING. Our outstanding shares of common stock are listed on the Nasdaq National Market under the symbol "DMIC." ChaseMellon Shareholder Services L.L.C. serves as the transfer agent and registrar for our common stock.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS

         Provisions of our Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of DMC. These provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. These provisions may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts.

         PREFERRED STOCK. Under our Restated Certificate of Incorporation, we have authority to issue 5,000,000 shares of preferred stock in one or more series as determined by our Board of Directors. No shares of preferred stock are currently issued or outstanding. Our Board of Directors may, without further action by our stockholders, issue a series of preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of any series. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock issued by us in the future.

         NOMINATION PROCEDURES. In addition to members of our Board of Directors, stockholders can nominate candidates for our Board of Directors. However, a stockholder must follow the advance notice procedures described in
Section 14 of our Bylaws. In general, a stockholder must submit a written notice of the nomination to our Corporate Secretary at least 60 days before a scheduled meeting of our stockholders.

         PROPOSAL PROCEDURES. Stockholders can propose that business other than nominations to our Board of Directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our Bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder's interest in the proposal at least 60 days before the date set for the annual meeting of our stockholders.

         AMENDMENT OF BYLAWS. Under our Bylaws, our Board of Directors can adopt, amend or repeal the Bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to change or repeal our Bylaws.

         BUSINESS COMBINATION STATUTE. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 restricts specified transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to specified exceptions, unless the transaction is approved by our Board of Directors and the holders of at least 66.67% of the outstanding voting stock of the corporation, excluding shares held by the Interested Stockholder, Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by, the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding shares held by persons who are both directors and officers or by specified employee stock plans.

         RIGHTS AGREEMENT. In October 1991, we adopted a Stockholder's Rights Agreement pursuant to which one Preferred Share Purchase Right (a "Right") was distributed for each outstanding share of our common stock. Each Right, as adjusted to give effect to a stock dividend, which effected a two-for-one stock split, in November 1997, entitles our stockholders to buy one two-hundredth of a share of Series A Junior Participating preferred stock at an exercise price of $50.00 upon specified events. The Rights expire on October 23, 2001, unless earlier redeemed by DMC.

         The Rights become exercisable if a person acquires 15% or more of our common stock or announces a tender offer that would result in the person owning 15% or more of our common stock, other than a person who has reported or is required to report beneficial ownership of our common stock on Schedule 13G under the Exchange Act of 1934, with respect to whom the threshold is 20%. If the Rights become exercisable, the holder of each Right, other than the person whose acquisition triggered the exercisability of the Rights, will be entitled to purchase, at the Right's then-current exercise price, a number of shares of our common stock having a market value of twice the exercise price. In addition, if DMC were to be acquired in a merger or business combination after the Rights became exercisable, each Right would entitle its holder to purchase, at the Right's then-current exercise price, stock of the acquiring company having a market value of twice the exercise price. The Rights, as adjusted to give effect to a stock dividend, which effected a two-for-one stock split, in November 1997, are redeemable by us at a price of $0.005 per Right at any time within ten days after a person has acquired 15%, or 20% in the case of a Schedule 13G filer, or more of our common stock.

                       DESCRIPTION OF SECURITIES WARRANTS

         This section describes the general terms and provisions of the warrants for the purchase of debt securities or common stock (the "Securities Warrants") that we may issue. The particular terms of the Securities Warrants offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the Securities Warrants so offered will be described in the applicable prospectus supplement relating to the Securities Warrants.

         Securities Warrants may be issued alone or together with debt securities or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") between us and a bank or trust company, as warrant agent (the "Securities Warrant Agent"), which will be described in the applicable prospectus supplement. The Securities Warrant Agent will act solely as our agent in connection with the Securities Warrants and will not act as an agent or trustee for any holders of Securities Warrants.

         We have summarized general terms and provisions of the Securities Warrant Agreements and Securities Warrants in this section. The summary is not complete. We have also filed the forms of Securities Warrant Agreements and the certificates representing the Securities Warrants ("Securities Warrant Certificates") as exhibits to the registration statement. You should read the applicable forms of Securities Warrant Agreement and Securities Warrant Certificate for additional information before you buy any Securities Warrants.

PROVISIONS OF THE SECURITIES WARRANTS

         If we offer Securities Warrants, the applicable prospectus supplement will describe their terms. If Securities Warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of these Securities Warrants, including the following if applicable:

         -     the offering price;

         - the currencies in which these Securities Warrants are being offered;

         - the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises these Securities Warrants;

         - the designation and terms of any series of debt securities with which these Securities Warrants are being offered and the number of Securities Warrants offered with each debt security or share of common stock;

         - the date on and after which the holder of these Securities Warrants can transfer them separately from the related common stock or series of debt securities;

         - the principal amount of the series of debt securities that can be purchased if a holder exercises these Securities Warrants and the price and currencies in which the principal amount may be purchased upon exercise;

         - the date on which the right to exercise these Securities Warrants begins and the date on which the right expires;

         -     United States federal income tax consequences; and

         -     any other terms of these Securities Warrants.

         - Securities Warrants for the purchase of debt securities will be in registered form only.

         If Securities Warrants for the purchase of common stock are offered, the applicable prospectus supplement will describe the terms of these Securities Warrants, including the following where applicable:

         -     the offering price;

         - the total number of shares that can be purchased if a holder of these Securities Warrants exercises them;

         - the designation and terms of the series of debt securities with which these Securities Warrants are being offered and the number of Securities Warrants being offered with each debt security or share of common stock;

         - the date on and after which the holder of these Securities Warrants can transfer them separately from the related common stock or series of debt securities;

         - the number of shares of common stock that can be purchased if a holder exercises these Securities Warrant and the price at which the common stock may be purchased upon each exercise;

         - the date on which the right to exercise these Securities Warrants begins and the date on which the right expires;

         -     United States federal income tax consequences; and

         -     any other terms of these Securities Warrants.

         - Securities Warrants for the purchase of Common Stock will be in registered form only.

         A holder of Securities Warrant Certificates may (1) exchange them for new certificates of different denominations, (2) present them for registration of transfer and (3) exercise them at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable prospectus supplement. Until any Securities Warrants to purchase debt securities are exercised, the holder of Securities Warrants will not have any of the rights of Holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the Indenture. Until any Securities Warrants to purchase common stock are exercised, holders of Securities Warrants will not have any of the rights of holders of the underlying common stock, including any right to receive dividends or to exercise any voting rights.

EXERCISE OF SECURITIES WARRANTS

         Each holder of a Securities Warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised Securities Warrants will become void.

         A holder of Securities Warrants may exercise them by following the general procedure outlined below:

         - delivering to the Securities Warrant Agent the payment required by the applicable prospectus supplement to purchase the underlying security;

         - properly completing and signing the reverse side of the Securities Warrant Certificate representing the Securities Warrants; and

         - delivering the Securities Warrant Certificate representing the Securities Warrants to the Securities Warrant Agent within five business days of the Securities Warrant Agent receiving payment of the exercise price.

         If you comply with the procedures described above, your Securities Warrants will be considered to have been exercised when the Securities Warrant Agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities or common stock that you purchased upon exercise. If you exercise fewer than all of the Securities Warrants represented by a Securities Warrant Certificate, a new Securities Warrant Certificate will be issued to you for the unexercised amount of Securities Warrants. Holders of Securities Warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

         We may amend or supplement a Securities Warrant Agreement without the consent of the holders of the applicable Securities Warrants if the changes are not inconsistent with the provisions of the Securities Warrants and do not materially adversely affect the interests of the holders of the Securities Warrants. We, along with the Securities Warrant Agent, may also modify or amend a Securities Warrant Agreement and the terms of the Securities Warrants if a majority of the then outstanding unexercised Securities Warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment, or otherwise materially adversely affects the rights of the holders of the Securities Warrants may be made without the consent of each holder affected by the modification or amendment.

COMMON STOCK WARRANT ADJUSTMENTS

         Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a Common Stock Warrant will be adjusted in the manner set forth in the applicable prospectus supplement if specified events occur, including:

         - if we issue capital stock as a dividend or distribution on the common stock;

         -     if we subdivide, reclassify or combine the common stock;

         - if we issue rights or warrants to all holders of common stock entitling them for a period expiring 45 days after the date fixed for determining the stockholders entitled to receive the rights or warrants to purchase common stock at less than the current market price as will be defined in the Warrant Agreement for the applicable series of Common Stock Warrants; or

         - if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding specified cash dividends and distributions described below, or rights or warrants, excluding rights or warrants referred to above.

         Except as stated above, the exercise price and number of shares of common stock covered by a Common Stock Warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

         Holders of Common Stock Warrants may have additional rights under the following circumstances:

         -     a reclassification or change of the common stock;

         -     a consolidation or merger involving DMC; or

         - a sale or conveyance to another corporation of all or substantially all of our property and assets.

         If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for our common stock, the holders of the Common Stock Warrants then outstanding will be entitled to receive upon exercise of their Common Stock Warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their Common Stock Warrants immediately before the transaction.

                              PLAN OF DISTRIBUTION

         We may sell the securities under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

         Underwriters, dealers and agents that participate in the distribution of the securities under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of these securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including their underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement also will describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which these securities may be listed.

         If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase these securities will be subject to specified conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         The distribution of these securities may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

         If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by particular institutions to purchase these securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

         -     commercial and savings banks;

         -     insurance companies;

         -     pension funds;

         -     investment companies; and

         -     educational and charitable institutions.

         The institutional purchaser's obligations under the contract are only subject to the condition that the purchase of these securities under this prospectus at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

         We may have agreements with the underwriters, dealers and agents to indemnify them against specific civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those specific civil liabilities.

         Except for shares of common stock, when we issue the securities under this prospectus, they may be new securities without an established trading market. If we sell securities to an underwriter for public offering and sale, the underwriter may make a market for the relevant securities, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security under this prospectus. Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

         Morrison & Foerster LLP, San Francisco, California, will issue an opinion about the legality of the securities offered by this prospectus. Any underwriters will be represented by their own legal counsel.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. The consolidated financial statements are, and consolidated financial statements included in subsequent filings with the SEC will be, incorporated by reference in this prospectus in reliance upon the report given upon the authority of said firm as experts in accounting and auditing to the extent consolidated financial statements included in subsequent filings are covered by consents executed by said firm and filed with the SEC.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT DMC

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You also can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities. Our SEC filings also are available at the offices of the Nasdaq Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows DMC to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC. These documents contain important information about DMC and its finances.


         - Annual Report on Form 10-K and on Form 10-K/A for the fiscal year ended March 31, 1998;

         - Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998;

         - Current Reports on Form 8-K dated April 3, 1998, July 29, 1998 and October 20, 1998; and

         - The description of the Company's common stock contained in the Registration Statements on Form 8-A filed with the SEC on May 29, 1987 and November 5, 1991, as amended on December 27, 1996.

         DMC also incorporates by reference additional documents that it may file with the SEC after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to the relevant documents. Direct any request for copies to Carl A. Thomsen, Vice President, Chief Financial Officer and Secretary, at the corporate headquarters of DMC, located at 170 Rose Orchard Way, San Jose, California 95134 (telephone number (408) 943-0777).

         You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution

         The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

         Registration Fee.....................................................$   18,070
         Legal Fees and Expenses*.................................................25,000
         Accounting Fees and Expenses*............................................10,000
         Printing and Engraving Fees*.............................................35,000
         Listing Fees*............................................................17,500
         Miscellaneous*.........................................................  10,000
                                                                                 -------
         Total.................................................................$ 115,570
                                                                                 -------

         *Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor. . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

         The Registrant's Restated Certificate of Incorporation provides that each person who is or was or who had agreed to become a director or officer of the Registrant or who had agreed at the request of the Registrant's Board of Directors or an officer of the Registrant to serve as an employee or agent of the Registrant or as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the full extent permitted by the DGCL or any other applicable laws. Such Restated Certificate of Incorporation also provides that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Certificate, and that no amendment or repeal of such Certificate shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

         The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or any predecessor of the Registrant.

         The Registrant has entered into indemnification agreements with its directors and certain of its officers.

         The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

         See also the undertakings set out in response to Item 17 herein.

ITEM 16.  EXHIBITS


EXHIBIT
  NO.      EXHIBIT
-------    -------
   1.1     Form of Underwriting Agreement for Debt Securities.

   1.2     Form of Underwriting Agreement for Common Stock.

   3.1     Restated Certificate of Incorporation (incorporated by reference to
           Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the year ended March 31, 1998).

   3.2 Amended and Restated Bylaws dated as of October 8, 1998 (incorporated by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998).

   4.1 Amended and Restated Rights Agreement, dated as of November 3, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C., including the form of the Certificate of Designations for the Series
           A Junior Participating Stock (incorporated by reference to Exhibit
           4.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.)

   4.2     Form of Indenture.

   4.3     Form of Debt Warrant Agreement, including form of Debt Warrant
           Certificate.

   4.4     Form of Common Stock Warrant Agreement, including form of Common
           Stock Warrant Certificate.

   4.5     Form of Senior Debenture.

   5.1     Opinion of Morrison & Foerster LLP together with consent.

  12.1     Computations of ratio of earnings to fixed charges.

  23.1 Consent of Morrison & Foerster LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).

  23.2     Consent of Arthur Andersen LLP, independent public accountants.

  24.1     Powers of Attorney (see page II-4 of the Registration Statement).

ITEM 17.  UNDERTAKINGS

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (e) The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose and the State of California, on this 26th day of February, 1999.

                                           DIGITAL MICROWAVE CORPORATION


                                           By:   /s/   CHARLES D. KISSNER
                                               --------------------------------
                                                      Charles D. Kissner
                                                  Chairman of the Board and
                                                   Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Charles D. Kissner and Carl A. Thomsen with full power to act alone, his true and lawful attorneys-in-fact, with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                   TITLE                  DATE
                ---------                                   -----                  ----
/S/      CHARLES D. KISSNER                 Chairman of the Board and              February 26, 1999
------------------------------------------  Chief Executive Officer
         Charles D. Kissner

/S/      RICHARD C. ALBERDING               Director                               February 26, 1999
------------------------------------------
         Richard C. Alberding

/S/      PAUL BACHOW                        Director                               February 26, 1999
------------------------------------------
         Paul Bachow

                                            Director                               February __, 1999
------------------------------------------
         John W. Combs

/S/      CLIFFORD H. HIGGERSON              Director                               February 26, 1999
------------------------------------------
         Clifford H. Higgerson

/s/      JAMES D. MEINDL                    Director                               February 26, 1999
------------------------------------------
         James D. Meindl

/S/      V. FRANK MENDICINO                 Director                               February 26, 1999
------------------------------------------
         V. Frank Mendicino

/S/      BILLY B. OLIVER                    Director                               February 26, 1999
------------------------------------------
         Billy B. Oliver

/S/      HOWARD ORINGER                     Director                               February 26, 1999
------------------------------------------
         Howard Oringer

/S/      CARL A. THOMSEN                    Vice President, Chief Financial        February 26, 1999
------------------------------------------  Officer and Secretary (Principal
         Carl A. Thomsen                    Financial and Accounting Officer)